Notice

Hines | Securities

Hines REIT

Unsolicited mini-tender offer being made for your clients' shares

The Hines REIT Board of Directors recommends that your clients reject the offer from MacKenzie Capital.

Your clients who are Hines REIT stockholders will be receiving materials shortly (if they have not already received them) from MacKenzie Capital Management, LP ("MacKenzie") containing an unsolicited offer to purchase shares of common stock of Hines Real Estate Investment Trust, Inc. ("Hines REIT" or the "Company") for a price of $4.50 per share.

It is important to note and inform your clients that Hines REIT recently filed an 8-K with the Securities and Exchange Commission announcing that the Hines REIT board of directors has determined that it is in the best interest of the Company and its stockholders to sell all or substantially all of the Company's properties and assets and liquidate and dissolve the Company pursuant to a plan of liquidation and dissolution (the "Plan").

The Plan must be approved by the affirmative vote of the holders of at least a majority of the shares of the Company's common stock outstanding and entitled to vote thereon. If the Plan is approved by the stockholders and the sale of all or substantially all of the Company's assets is completed as described above, the Company expects to make distributions to its stockholders in the range of approximately $6.35 to $6.65 per share on or before December 31, 2016. There can be no assurances regarding the amounts of any distributions or the timing thereof.

In connection with this mini-tender offer, we are sending your clients a letter stating that it is the recommendation of the Hines REIT board of directors that they reject the offer from MacKenzie.

You can review the copy of the letter your clients will receive by mail in the next few days. We hope that you and your clients will read this letter carefully and consider the recommendation of the Hines REIT board of directors to reject this offer together with the conditions, contingencies and risks associated with the decision whether to accept or reject MacKenzie's offer.

For more information, call your Hines Securities Regional Director or Internal Sales Consultant at 888.446.3773 or visit www.hinessecurities.com.

Hines REIT is closed to new investors.
Hines Securities, Inc., Member FINRA/SIPC, is the dealer manager. For more information, call 888.446.3773 or visit hinessecurities.com

07/16